Exhibit 99.1

Chrysler Group LLC Reports January 2012 U.S. Sales Increased 44 Percent; Best January Since 2008

•	Best January sales in four years

•	January marks the 22nd-consecutive month of year-over-year sales gains

•	Eighth-consecutive month of sales gains of at least 20 percent

•	Chrysler, Jeep®, Dodge, and Ram Truck brands each post sales increases in January versus same month a year ago

•	Chrysler brand sales up 81 percent; highest percentage sales increase of all Chrysler Group brands

•	New Chrysler 200 mid-size sedan sales increase eight-fold versus January 2011

•	Sales of Chrysler 300 flagship sedan up 273 percent compared with same month a year ago

•	Jeep brand sales up 37 percent; best January sales since 2008

•	All Jeep brand models post double-digit percentage sales gains

•	Jeep Grand Cherokee logs its best January sales in six years

•	Ram Truck brand sales up 42 percent in January; best January sales since 2008

•	Ram Light Duty, Heavy Duty, and Cab Chassis trucks each post sales increases in the double digits

•	Ram Truck to expand model lineup by adding new, top-of-the-line Ram Laramie Limited

•	Dodge brand sales increase 29 percent; best January since 2008

•	Dodge Durango, Charger, and Avenger each post triple-digit percentage sales gains compared with January a year ago

•	All-new 2013 Dodge Dart named ‘Most Significant Vehicle’ of 2012 North American International Auto Show by AutoWeek editors

•	Chrysler, Jeep, Dodge, Ram Truck and FIAT brands all have vehicles recognized as Consumer Guide ‘Best Buys’ or ‘Recommended Picks’ for 2012 model year

•	All-new Jeep Grand Cherokee SRT8® and Dodge Charger named two of Winding Road’s ‘Best Cars Of The Year’

•	Chrysler Group earns three Polk Automotive Loyalty Awards For 2011

February 1, 2012, Auburn Hills, Mich. - Chrysler Group LLC today reported U.S. sales of 101,149, a 44 percent increase compared with sales in January 2011 (70,118 units), the group’s best January sales since 2008.

Chrysler Group began the new year with its 22nd-consecutive month of year-over-year sales gains and eighth-consecutive month of sales increases of at least 20 percent. The Chrysler, Jeep®, Dodge, and Ram Truck brands each posted sales gains in January, led by the Chrysler brand’s hardy 81 percent increase. Chrysler Group has beaten the industry average sales increase in the last 11 months.

“We started the new year with a bang by growing sales 44 percent,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “In January we continued building on the sales momentum that we generated during 2011 with our 16 all-new or significantly-refreshed products.”

Chrysler Group’s 44 percent increase in January was driven in large part by strong sales of its sedans: the Chrysler 300 flagship sedan, Chrysler 200 mid-size sedan, and Dodge Charger and Avenger sport sedans. Sales of the Chrysler 200 were up eight-fold in January, nearly a year after appearing in the “Imported from Detroit” Super Bowl commercial. Chrysler 300 sales were up 273 percent in January, the sedan’s third-consecutive month with a year-over-year sales gain in the triple digits.

Jeep brand sales increased 37 percent in January versus the same month in 2011. All five Jeep brand models posted double-digit percentage sales gains, led by the mid-size Jeep Liberty’s 68 percent increase. Ram pickup sales were up 47 percent in January, the truck’s 21st-consecutive month of year-over-year sales gains.

Chrysler Group finished the month with an 83-day supply of inventory (348,535 units). U.S. industry sales figures for January are projected at an estimated 13.8 million SAAR.

January 2012 U.S. Sales Highlights by Brand

Chrysler Brand

The Chrysler brand’s 81 percent sales increase in January represented the largest percentage increase of any Chrysler Group brand, the fourth-consecutive month that the brand has posted the largest sale gain within the group. January also was Chrysler brand’s seventh-consecutive month of year-over-year sales gains.

The brand’s sales increase was driven by its two sedans. Sales of the Chrysler 200 mid-size sedan were up a strong 789 percent in January, compared with sales the same month a year ago, while the Chrysler 300 full-size sedan turned in a 273 percent sales gain. The 200’s increase was by far the largest of any Chrysler Group model in January.

The 300 and the Chrysler Town & Country minivan were named “Best Buys” in January by the prestigious Consumer Guide. In fact, six Chrysler Group vehicles received Consumer Guide “Best Buys” for the 2012 model year, while three models were tagged as “Recommended Picks” on the publication’s 2012 list.

The Town & Country also picked up a Detroit News Readers’ Choice “Best Family Hauler” Award for the seventh consecutive year, reinforcing Chrysler’s leadership in minivan functionality, versatility and design. A panel of Detroit News reader-judges – rather than industry professionals – selected the Town & Country as the best family vehicle, reflecting consumer sentiment at the 2012 North American International Auto Show in January.

Also in January, Chrysler Group received three Polk Automotive Loyalty Awards for the 2011 model year. The Town & Country won the “Minivan” category for the 11th-consecutive time, the Dodge Challenger took the “Sports Car” segment for the second year in a row, and the entire Jeep brand earned the “Most Improved Loyalty to Make” award.

Jeep® Brand

Jeep brand sales increased 37 percent in January versus the same month in 2011, its best January since 2008. All five Jeep brand models posted double-digit percentage sales gains in January, led by the Jeep Liberty’s 68 percent increase. It was the mid-size Liberty’s best sales month since March 2008. January marked the brand’s 21st-consecutive month of year-over-year sales gains. The Jeep brand last month received a Polk Automotive Loyalty Award for the 2011 model year for “Most Improved Loyalty to Make.” The Jeep Grand Cherokee logged its best January sales in six years with a 40 percent increase, compared with the same month in 2011. The Grand Cherokee was recognized last month as a Consumer Guide “Recommended Pick” for the 2012 model year.

Two of Chrysler Group’s latest products – the all-new Jeep Grand Cherokee SRT8® and the new Dodge Charger – were named two of Winding Road magazine’s “Best Cars of the Year,” an annual honor that recognizes the best driver’s vehicles in the market.

The Jeep brand has introduced a new, production-intent concept version of its award-winning Grand Cherokee, a unique model with distinctive yet stealthy exterior cues designed to attract new Jeep Grand Cherokee enthusiasts and customers. Showing the vehicle publicly for the first time at the Houston Auto Show in January, Jeep also announced that it has created an online contest for consumers to name the new production-intent Grand Cherokee concept. The person who submits the winning name will receive a new 2012 Jeep Grand Cherokee. For more details and official rules, visit Jeep.com/namemyride.

Ram Truck Brand

Ram Truck brand sales were up 42 percent in January, the brand’s best January sales since 2008. The Ram pickup truck continues on a sales roll. Sales of the truck increased 47 percent in January, the model’s 21st-consecutive month of year-over-year sales gains. Ram Light Duty, Heavy Duty, and Cab Chassis all contributed to the 47 percent increase, each posting double-digit percentage sales gains.

The brand announced last month that it is expanding its model lineup by adding the new, top-of-the-line Ram Laramie Limited, designed to meet the high expectations of affluent pickup truck buyers looking to combine capability with elegance. The new Ram will make its debut at the 2012 Chicago Auto Show next week.

The Ram 1500 in January received a Consumer Guide “Best Buy” for the 2012 model year, and was named U.S. News & World Report’s “2012 Best Full-Size Pickup Truck for the Money.”

Dodge Brand

The Dodge brand posted a 29 percent sales increase in January, its best January since 2008 and its eighth-consecutive month of year-over-year sales gains. The three-row Dodge Durango SUV, and the Dodge Charger and Avenger sport sedans each logged triple-digit percentage sales gains in January versus the same month in 2011.

The Dodge Grand Caravan minivan, Dodge Journey crossover, and Charger sport sedan each earned a “Best Buy” from Consumer Guide for the 2012 model year, while the Durango grabbed a “Recommended Pick.”

The Charger, with its exclusive state-of-the-art Uconnect® Touch vehicle information and entertainment system, won Edmunds.com’s “Breakthrough Technology Award” for 2012 and Winding Road magazine’s “Best Everyman Sedan Award” in January.

The Dodge brand unveiled its all-new 2013 Dodge Dart at the North American International Auto Show in January, where the groundbreaking compact sedan was named “Most Significant Vehicle” by AutoWeek editors. The Dart is the first Chrysler Group vehicle built on a Fiat Group architecture, blending Alfa Romeo DNA with Dodge’s passion for performance and style.

January 2012 U.S. Sales Highlights

•	Chrysler brand sales (17,604 units) increased 81 percent in January versus the same month a year ago (9,705 units)

•	Sales of the Chrysler 200 (7,007 units) were up 789 percent compared with the same month last year (788 units)

•	Chrysler 300 sales (4,960 units) increased 273 percent versus the same month in 2011 (1,329 units)

•	Jeep brand sales (31,710 units) increased 37 percent compared with the same month last year (23,079 units)

•	Jeep Wrangler sales (7,896 units) were up 23 percent versus January 2011 (6,444 units)

•	Jeep Liberty sales (6,825 units) increased 68 percent compared with January sales a year ago (4,052 units)

•	Sales of the Jeep Compass (2,340 units) were up 64 percent versus the same month in 2011 (1,423 units)

•	Sales of the Jeep Patriot (3,966 units) were up 15 percent versus the same month in 2011 (3,452 units)

•	Sales of the Jeep Grand Cherokee (10,683 units) increased 40 percent versus January a year ago (7,612 units)

•	Dodge brand sales (31,454 units) were up 29 percent in January compared with the same month last year (24,314 units)

•	Dodge Avenger sales (5,697 units) increased 146 percent versus January 2011 (2,317 units)

•	Dodge Charger sales (5,537 units) were up 169 percent compared with the same month last year (2,062 units)

•	Dodge Durango sales (3,021 units) were up 152 percent compared with the same month a year ago (1,199 units)

•	Ram Truck brand sales (18,470 units) increased 42 percent versus January 2011 (13,020 units)

•	Ram pickup truck sales (17,909 units) were up 47 percent compared with January 2011 (12,197 units)

•	Chrysler Group truck sales (72,317 units) improved 25 percent compared with January 2011 (57,928 units)

•	Chrysler Group car sales (28,832 units) were up 137 percent versus January last year (12,190 units)

Chrysler Group LLC U.S. Sales Summary Thru January 2012

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	1,911	0	New	1,911	0	New
FIAT BRAND	1,911	0	New	1,911	0	New

200	7,007	788	789%	7,007	788	789%
Sebring	0	694	-100%	0	694	-100%
300	4,960	1,329	273%	4,960	1,329	273%
PT Cruiser	0	342	-100%	0	342	-100%
Town & Country	5,637	6,552	-14%	5,637	6,552	-14%
CHRYSLER BRAND	17,604	9,705	81%	17,604	9,705	81%

Compass	2,340	1,423	64%	2,340	1,423	64%
Patriot	3,966	3,452	15%	3,966	3,452	15%
Wrangler	7,896	6,444	23%	7,896	6,444	23%
Liberty	6,825	4,052	68%	6,825	4,052	68%
Grand Cherokee	10,683	7,612	40%	10,683	7,612	40%
Commander	0	96	-100%	0	96	-100%
JEEP BRAND	31,710	23,079	37%	31,710	23,079	37%

Caliber	1,149	2,412	-52%	1,149	2,412	-52%
Avenger	5,697	2,317	146%	5,697	2,317	146%
Charger	5,537	2,062	169%	5,537	2,062	169%
Challenger	2,551	2,526	1%	2,551	2,526	1%
Viper	20	62	-68%	20	62	-68%
Journey	4,226	3,973	6%	4,226	3,973	6%
Caravan	8,094	7,813	4%	8,094	7,813	4%
Nitro	1,159	1,950	-41%	1,159	1,950	-41%
Durango	3,021	1,199	152%	3,021	1,199	152%
DODGE BRAND	31,454	24,314	29%	31,454	24,314	29%

Dakota	155	823	-81%	155	823	-81%
Ram P/U	17,909	12,197	47%	17,909	12,197	47%
Cargo Van	406	0	New	406	0	New
RAM BRAND	18,470	13,020	42%	18,470	13,020	42%

TOTAL CHRYSLER GROUP LLC	101,149	70,118	44%	101,149	70,118	44%

TOTAL CAR	28,832	12,190	137%	28,832	12,190	137%
TOTAL TRUCK	72,317	57,928	25%	72,317	57,928	25%

Selling Days	24	24		24	24